EXHIBIT A

Transactions in the Shares of the Issuer During the Last 60 Days

The following tables set forth all transactions in the Shares effected in the past sixty days by the Reporting Persons. Except as noted below, all such transactions were effected in the open market through brokers and the price per share is net of commissions.

JANA

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
10/4/2017	95,437	17.06
10/4/2017	(95,437)	17.05
10/18/2017	2,024	17.74
10/18/2017	(2,024)	17.73
10/20/2017	(4,700)	18.29
10/20/2017	(50,000)	18.26
11/3/2017	(25,983)	18.19
11/3/2017	(12,100)	18.28
11/3/2017	(22,000)	18.45
11/6/2017	65,110	16.95
11/6/2017	4,668	16.89
11/7/2017	84,320	16.65
11/7/2017	290,902	16.89
11/8/2017	148,600	16.79
11/8/2017	1,010,000	16.96
11/8/2017	12,900	16.58
11/8/2017	20,000	16.85
11/8/2017	48,198	16.67
11/9/2017	12,071	17.01
11/10/2017	22,073	16.95
11/13/2017	12,613	16.96
11/13/2017	8,827	17.11
11/13/2017	25,000	16.90
11/14/2017	200,683	17.70
11/14/2017	1,275,000	17.66
11/15/2017	100,000	17.67
11/15/2017	111,349	17.75
11/16/2017	49,424	17.81
11/16/2017	11,180	17.78
11/16/2017	244,000	17.80
11/17/2017	50,000	18.19
11/20/2017	13,345	18.04
11/20/2017	100,000	17.94

Mr. Murphy

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
11/13/2017	100,000	16.99
11/17/2017	50,000	18.07

Mr. Yanofsky

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
11/7/2017	5,000	16.86